EXHIBIT 4.2

CERTIFICATE
OF
DESIGNATION, NUMBER, POWERS, PREFERENCES, AND RELATIVE,
PARTICIPATING, OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE
QUALIFICATIONS, LIMITATIONS, RESTRICTIONS, AND OTHER
DISTINGUISHING CHARACTERISTICS OF SERIES "A" PREFERRED
STOCK OF

VIPER NETWORKS, INC.
(Incorporated under the laws of the State of Nevada)

It is hereby certified that:

1. The name of this company is Viper Networks, Inc. (herein called, the "Corporation").

2. The Articles of Incorporation of the Company authorizes the issuance of ten million one hundred thousand (10,100,000) Shares of Preferred Stock of a par value of $0.001 each and expressly vests in the Board of Directors of the Company the authority provided therein to issue any and all of said Shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences, and relative, participating, optional, and other special rights and qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3. The Board of Directors of the Company, pursuant to the authority expressly vested in it aforesaid, has adopted the following resolution creating a Series "A" issue of Preferred Stock:

RESOLVED: That in accordance with the Nevada General Corporation Law of the State of Nevada, this Board of Directors hereby adopts the following resolution: That 3,000,000 Shares of the preferred stock (par value $0.001) authorized to be issued by this corporation pursuant to Article Fourth of its Articles of Incorporation be and hereby are authorized and created a series of preferred stock, hereby designated as the Series A Preferred Stock and shall have the voting powers, designations, preferences and relative participating, optional, or other rights, if any, or the qualifications, limitations, or restrictions, set forth in Article Fourth of such Articles of Incorporation, and in addition thereto, those following:

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(a) DESIGNATION. The preferred stock subject hereof shall be designated Series A Preferred Stock.

(b) DIVIDENDS. The Series A Preferred Stock shall be entitled to receive cash dividends from funds legally available therefore as and when declared by the Board of Directors at such time or times when dividends are declared on the Company’s common stock.

(c) LIQUIDATION RIGHTS. In the event of any consolidation or merger of the Corporation which is in the nature of the winding up of the Corporation's business or sale of all or substantially all of the Company’s assets (a "Liquidation"), each holder of record of shares of Series A Preferred Stock shall be entitled to be paid in Common Stock, in respect of each such share the amount of ten (10) shares of the Company’s common stock (par value $0.001) up to the date of such Liquidation (whether or not, to the extent permitted by law, the Company shall have surplus or earnings available for dividends), and no more.

(d) CONVERSION. Each of the shares of the Series A Preferred Stock shall be automatically converted into ten (10) shares of the Company’s common stock within thirty (30) days after the first date at which: (1) the Company shall have sufficient authorized but unissued shares of its common stock available for the conversion of all Series A Preferred Stock then outstanding; and (2) upon any reasonable notice to all of the holders of the Series A Preferred Stock.

(e) REDEMPTION. The Company shall have no right to call or redeem the Series A Preferred Stock at any time.

(f) VOTING RIGHTS. Except as otherwise provided by law, each share of the Series A Preferred Stock shall be entitled, on all matters on which any of the shareholders are required or permitted to vote, to one hundred forty (140) votes per share. And except as provided expressly herein or as required by law, the holders of the Series A Preferred Stock shall vote together with the Common Stock shareholders and not as a separate class. So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the total number of shares of the Series A Preferred Stock then outstanding voting separately as a class, alter or change, in any material respect, the rights, preferences or privileges or the restrictions of the shares of the Series A Preferred Stock whether by amendment of the Company’s Certificate of Designation of Preferences or otherwise. At any meeting at which the holders of the Series A Preferred Stock are entitled to vote as a class pursuant to this provision, the holders of a majority of all outstanding shares of Series A Preferred Stock, present in person (including, any person present via telephone) or represented by proxy, shall be necessary to constitute a quorum.

(g) NOTICE. Except as otherwise provided herein, any notice required to be given to the Company or holders of the Series A Preferred Stock shall be given in person, transmitted by e-mail, delivered by a recognized national overnight express delivery service or sent by United States mail (certified or registered air mail for addresses outside of the continental United States), return receipt requested, postage prepaid and addressed to the corporation at its principal office and to each holder of record at his address as it appears on the books of the corporation. Except as otherwise provided herein, any notice so given shall be deemed delivered upon the earlier of (i) actual receipt; (ii) receipt by sender of a confirmed receipt of e-mailed notice; (iii) two business days after delivery of such overnight express service; or (iv) five business days after deposit in the United States mail.

Signed and attested to on August 7, 2006

                                                                                                                         /s/ Farid Shouekani
                                                 Farid Shouekani
                                                 President

/s/ Paul E. Atkiss
Paul E. Atkiss
Secretary

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